FORM OF AMENDMENT TO

LIBERTY STREET FUNDS DISTRIBUTION AGREEMENT

This _______ amendment (the “Amendment”) to the Distribution Agreement (the “Distribution Agreement”) dated as of ___________, by and among Investment Managers Series Trust (the “Client”), Liberty Street Advisors, Inc. (the “Adviser”), and Foreside Fund Services, LLC (the “Distributor”) is effective as of ________________, 2019 (the “Effective Date”).

WHEREAS, the Client, Adviser and Distributor (“the Parties”) desire to amend Exhibit A to the Agreement to reflect an updated list of Funds; and

WHEREAS, pursuant to Section 17 of the Agreement, all amendments are required to be in writing and executed by the parties hereto.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

1. Exhibit A of the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto.

2. Except as expressly amended hereby, all of the provisions of the Agreement are restated and in full force and effect to the same extent as if fully set forth herein.

3. This Amendment shall be governed by and the provisions of this Amendment shall be construed and interpreted under and in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

LIBERTY STREET ADVISORS, INC.		FORESIDE FUND SERVICES, LLC

By:		By:
	Name:		Mark Fairbanks, Vice President
Title:

INVESTMENT MANAGERS SERIES TRUST

By:
Name:
Title:

EXHIBIT A

As of _________________, 2019

West Loop Realty Fund

Robinson Tax Advantaged Income Fund

Braddock Multi-Strategy Income Fund

Robinson Opportunistic Income Fund

All Terrain Opportunity Fund